EXHIBIT 99.1

3033 Campus Drive	Tel 800-918-8270
Suite E490	Fax 763-577-2986
Plymouth, MN 55441
www.mosaicco.com

Press Release

MEDIA CONTACT:                 Linda Thrasher, 763-577-2864

INVESTOR CONTACT:          Douglas Hoadley, 763-577-2867

MOSAIC PROVIDES UPDATE ON BRINE INFLOW AT ESTERHAZY,

SASKATCHEWAN MINES

PLYMOUTH, MN, February 16, 2007 - The Mosaic Company (NYSE: MOS) announced today that data collected from hydrogeologic testing performed this week indicates that the salt saturated brine inflow at its Esterhazy, Saskatchewan mines has declined to an estimated rate of approximately 12,000 gallons per minute. This compares to the estimated initial inflow rate of approximately 20,000 to 25,000 gallons per minute. Inflow rate measurements reflect an estimate as of a particular point in time, and depending on when tests are conducted, rates can fluctuate up or down. The new measurement suggests that the Company’s efforts to inject calcium chloride near the identified inflow area are beginning to impact the inflow as anticipated.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to its estimates of the current volumes of brine inflows at its Esterhazy mines, the available capacity of brine storage reservoirs at the Esterhazy mines, fluctuations in the rate of the brine inflows from time to time, including the possibility that the rate of inflow could increase and that any such fluctuations or increases could be material, its expectations regarding the potential efficacy of remedial measures to control the brine inflows, the level of capital and operating expenditures necessary to control the inflows, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. It is possible that the costs of remedial efforts at the Esterhazy mines may increase in the future and that such an increase could be material, or, in the extreme scenario, that the brine inflow, risk to employees or remediation costs may increase to a level which would cause us to change our mining process or abandon the mines. Actual results may differ from those set forth in the forward-looking statements.

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